UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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BROADSTONE NET LEASE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statements, if Other Than the Registrant)

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March 27, 2020

Dear Fellow Stockholder of Broadstone Net Lease, Inc.:

You are cordially invited to attend the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Broadstone Net Lease, Inc. (the “Company”).  The meeting will be held on Thursday, May 7, 2020, at 4:30 p.m., Eastern Time.  The Annual Meeting will be conducted as a “virtual meeting” of stockholders. You may attend the Annual Meeting virtually, and vote your shares electronically, by visiting www.proxypush.com/BNL.  In order to attend, you must register in advance at www.proxypush.com/BNL prior to the deadline of Thursday, April 30, 2020 at 5:00 p.m., Eastern Time. Upon completing your registration, you will receive further instructions via email that you must follow to attend the Annual Meeting. The decision to hold a virtual meeting this year was not taken lightly. The health and well-being of our stockholders and employees is our top priority.  Given the ongoing COVID-19 pandemic and taking into account guidance from government authorities and agencies, we have determined that conducting the Annual Meeting as a virtual meeting is in the best interests of the Company, its stockholders and its employees.

At the Annual Meeting, you will be asked to: (i) elect the director nominees described in the enclosed proxy statement to our Board of Directors; (ii) ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020; and (iii) consider and act on such other matters as may properly come before the Annual Meeting and any adjournment thereof. Shareholders of record at the close of business on March 1, 2020 are entitled to vote at this meeting or any adjournment.

We encourage you to attend the Annual Meeting by logging into the webcast. Regardless of whether you plan to attend the Annual Meeting, we encourage you to vote in advance by mail, phone or internet, as described in further detail later in this Proxy Statement.  It is helpful for us to receive as many votes as possible in advance, so that we can be assured of having a quorum represented.

A proxy card with return envelope is enclosed for your use. We are also pleased to offer additional voting options including voting by phone or internet. Further instructions are located on the enclosed proxy card. Should you have any questions about the process or any of the candidates, please feel free to contact us.

Sincerely,

Amy L. Tait	Christopher J. Czarnecki
Chairman	Chief Executive Officer, President, and Director

800 Clinton Square

Rochester, New York 14604

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 7, 2020

NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of Stockholders (“Annual Meeting”) of BROADSTONE NET LEASE, INC. (the “Company”) will be held at 4:30 p.m., Eastern Time, on Thursday, May 7, 2020.  The Annual Meeting will be a completely “virtual meeting” of stockholders. You may attend the Annual Meeting virtually, and vote your shares electronically, by visiting www.proxypush.com/BNL.  In order to attend, you must register in advance at www.proxypush.com/BNL prior to the deadline of Thursday, April 30, 2020 at 5:00 p.m., Eastern Time. Upon completing your registration, you will receive further instructions via email that you must follow to attend the Annual Meeting.

The Annual Meeting will be held for the following purposes:

1.	to elect directors to our Board of Directors for the ensuing year;
2.	to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020; and
3.	to transact such other matters as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

The Board of Directors of the Company set the close of business on March 1, 2020, as the record date (the “Record Date”) for the Annual Meeting. Only stockholders whose names appear on the stock register of the Company at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. This proxy statement and proxy card are being mailed to stockholders on or about March 27, 2020.

By Order of the Board of Directors of Broadstone Net Lease, Inc.,

John D. Moragne
EVP, Chief Operating Officer, and Secretary
March 27, 2020

Your vote is very important without regard to the number of shares you own on the Record Date. Although you are invited to attend the meeting and vote your shares electronically, if you are unable to attend, you can authorize a proxy to vote your shares easily and quickly by mail or over the internet or by telephone. In order to authorize your proxy by mail, please indicate your voting instructions on the enclosed proxy ballot, date and sign it, and return it in the envelope provided, which is addressed for your convenience and needs no postage if mailed in the United States. In order to authorize your proxy by telephone or over the internet, follow the instructions on the enclosed proxy card.

If, after providing voting instructions, you later decide to change your vote, you may do so by (i) attending the Annual Meeting, including any adjournments or postponements thereof, revoking your proxy and voting your shares, or (ii) submitting a new proxy authorization by mail, via the internet or by telephone. Your subsequent proxy authorization will supersede any proxy authorization you previously made.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 7, 2020

Our Annual Report for the fiscal year ended December 31, 2019, the Notice of Annual Meeting of Stockholders, this proxy statement, and a form of proxy are available at www.proxypush.com/BNL.

800 Clinton Square

Rochester, New York 14604

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 7, 2020

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

We are providing you with this proxy statement, which contains information about the items to be voted upon at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”). Our principal executive offices are located at 800 Clinton Square, Rochester, New York 14604. The words “we,” “us,” “our,” or “Company,” refer to Broadstone Net Lease, Inc.

When and where is the Annual Meeting?

The Annual Meeting will be held on Thursday, May 7, 2020, at 4:30 p.m., Eastern Time. The Annual Meeting will be a completely “virtual meeting” of stockholders. You may attend the Annual Meeting virtually, and vote your shares electronically, by visiting www.proxypush.com/BNL.  In order to attend, you must register in advance at www.proxypush.com/BNL prior to the deadline of Thursday, April 30, 2020 at 5:00 p.m., Eastern Time. Upon completing your registration, you will receive further instructions via email that you must follow to attend the Annual Meeting.

The decision to hold a virtual meeting this year was not taken lightly. The health and well-being of our stockholders and employees is our top priority.  Given the ongoing COVID-19 pandemic and taking into account guidance from government authorities and agencies, we have determined that conducting the Annual Meeting as a virtual meeting is in the best interests of the Company, its stockholders and its employees.

What is this document and why did I receive it?

This proxy statement and the enclosed proxy card are being furnished to you as a stockholder of Broadstone Net Lease, Inc. because our Board of Directors is soliciting your proxy to vote at the Annual Meeting. This proxy statement contains information that stockholders should consider before voting on the proposals to be presented at the Annual Meeting.

We intend to mail this proxy statement and accompanying proxy card on or about March 27, 2020, to all stockholders of record entitled to vote at the Annual Meeting.

What is a Proxy?

A proxy is a person who votes the shares of stock of another person who is not able to attend a meeting. The term “proxy” also refers to the proxy card or other method of appointing a proxy. When you submit your proxy, you are appointing the designated officers of the Company as your proxy and you are giving them authority to vote your shares of common stock at the Annual Meeting. The appointed proxies will vote your shares of common stock as you instruct, unless you submit your proxy without instructions. If you submit your proxy without instructions, the proxies will vote in accordance with the recommendation of our Board of Directors with respect to any proposals to be voted upon or, in the absence of such a recommendation, in their discretion. If you do not submit your proxy, the proxies will not vote your shares of common stock. Therefore, it is important for you to return the proxy card to us (or submit your proxy via telephone or electronically) as soon as possible, regardless of whether you plan on attending the meeting.

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What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will vote upon the following two proposals:

1.	the election of directors to our Board of Directors for the ensuing year; and
2.	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2020.

How is this solicitation being made and who will bear the costs of soliciting votes?

Solicitation of proxies will be primarily by mail. Our directors, officers, and employees, none of whom will receive additional compensation for their services, may also solicit proxies by telephone, in person, or by e-mail. We have hired Donnelley Financial Solutions (“Donnelley”) and Mediant Inc. (“Mediant”) to assist us in the distribution of our proxy materials.

All the expenses of preparing, assembling, printing, and mailing the materials used in the solicitation of proxies will be borne by us, and we will pay Donnelley and Mediant customary fees and expenses for these services.  We do not anticipate any expenses attributed to the solicitation of proxies at this time.

Will my vote make a difference?

Yes! Your vote is needed to ensure that the proposals can be acted upon. YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder proxies. We encourage you to participate in the governance of our Company.

Who is entitled to vote?

Holders of record of our shares of common stock, $0.001 par value per share (the “Common Stock”), as of the close of business on March 1, 2020 (the “Record Date”), are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting, or any postponements or adjournments of the Annual Meeting. As of the Record Date, there were 26,852,774.932 shares of our Common Stock issued and outstanding and entitled to vote at the Annual Meeting. Each such outstanding share of Common Stock entitles its holder to cast one vote on each proposal to be voted on during the Annual Meeting.

What constitutes a quorum?

A quorum of stockholders is required for stockholders to take action at the Annual Meeting, except that the Annual Meeting may be adjourned if less than a quorum is present. The presence, either in person or by proxy, of at least a majority of the shares of Common Stock entitled to be cast at the Annual Meeting on any matter will constitute a quorum. If a quorum is not present at the Annual Meeting, or if a quorum is present but sufficient votes to approve a proposal are not received, the chairman of the Annual Meeting may adjourn the Annual Meeting from time to time to a date not more than 120 days from the original Record Date to permit further solicitation of proxies.

How is quorum determined?

For the purpose of determining whether a quorum is present at the Annual Meeting, shares that are voted “For,” “Against,” “Abstain”, or “Withhold”, as applicable, will be treated as being present at the Annual Meeting. Accordingly, if you have returned a valid proxy or attend the Annual Meeting, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters. Broker non-votes (defined below) will also be counted as present for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a broker does not vote on a matter on the proxy card because the broker does not have discretionary voting power for that particular matter and has not received voting instructions from the beneficial owner.

How Many Votes Are Required to Approve Each Proposal?

Election of Directors. You may vote “FOR”, “AGAINST” or “WITHHOLD” for each director nominee. Pursuant to the Company’s Second Amended and Restated Bylaws (“Bylaws”), in an uncontested election, a majority of votes cast at the Annual Meeting is required to elect each Director. “Majority of votes cast” means that the number of

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shares voted “FOR” a Director’s election exceeds 50% of the total number of votes cast with respect to that Director’s election, with votes “cast” including all votes “FOR”, “AGAINST” and “WITHHOLD.” There is no cumulative voting in the election of Directors. For purposes of the election of Directors, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum. The officer holding the proxies solicited in connection with this Annual Meeting will vote the shares as designated on the proxy, or if no such designation is made, in favor of the election of the nominees.

Ratification of Auditors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2020. The ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2020, requires the affirmative vote of at least a majority of all votes cast at the Annual Meeting or by proxy. For purposes of the vote on the ratification of Deloitte & Touche LLP, any shares not voted (whether by abstention, broker non-vote, or otherwise) will not be counted as a votes cast and will have no impact on the result of the vote, although abstentions will count toward the presence of a quorum.

How do I vote?

If you are a registered stockholder as of the Record Date, you may vote electronically by attending the Annual Meeting and following instructions to vote. Additionally, you may use any of the following options for authorizing a proxy to vote your shares prior to the Annual Meeting:

1.	by mail by completing, signing, dating, and returning the enclosed proxy card;
2.	by telephone by calling 1-866-390-5372 and following the instructions; or
3.	via the Internet by going to www.proxypush.com/BNL and following the on-screen instructions.

If you authorize a proxy by telephone or internet, you are not required to mail your proxy card. See the attached proxy card for additional instructions on how to vote.

All proxies that are properly executed and received by us prior to the Annual Meeting, and are not revoked, will be voted at the Annual Meeting in accordance with the instructions on those proxies. If no instructions are specified on a properly executed proxy, it will be voted “FOR” the election of each of the Director nominees set forth in Proposal No. 1 of this proxy statement and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm as set forth in Proposal No. 2 of this proxy statement.

Even if you plan to attend the Annual Meeting, we urge you to submit a proxy by mail, telephone, or via the internet to ensure the representation of your shares at the Annual Meeting.

How do I vote if I hold my shares in “street name”?

If your shares are held by your bank or broker as your nominee (that is, in “street name”), you are considered the beneficial owner of your shares, but your bank or broker are considered the record owner. You should receive a proxy or voting instruction form from the institution that holds your shares. Follow the instructions included on that form regarding how to instruct your broker to vote your shares.

How does the Board of Directors recommend that I vote?

Unless you give other instructions on your proxy card, the individuals named on the card as proxy holders will vote in accordance with the recommendation of our Board of Directors. Our Board of Directors recommends that you vote your shares as follows:

•	FOR the election of each of the nominees to our Board of Directors; and
•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2020.

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Can I change or revoke my vote?

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. You may revoke your proxy by: (i) delivering a written statement to the Secretary of the Company stating that the proxy is revoked, which must be received prior to the Annual Meeting; (ii) submitting a subsequent proxy with a later date (provided such proxy is received prior to the Annual Meeting); or (iii) attending the Annual Meeting virtually and voting electronically during the Annual Meeting.

If we receive your proxy authorization by telephone or over the internet, we will use procedures reasonably designed to authenticate your identity, to allow you to authorize the voting of your shares in accordance with your instructions and to confirm that your instructions have been properly recorded. To revoke a proxy previously submitted by mail, telephone or internet you may simply authorize a proxy again at a later date using the procedures set forth above, but before the deadline for mail, telephone or internet voting, in which case the later submitted proxy will be recorded and the earlier proxy revoked.

If your shares are held by your broker or bank as a nominee or agent, you will need to contact the institution that holds your shares and follow its instructions for revoking a proxy.

What happens if an incumbent nominee for our Board of Directors does not receive the affirmative vote of a majority of the votes cast at the Annual Meeting?

Pursuant to our Bylaws, if an incumbent nominee to Board of Directors does not receive the affirmative vote of a majority of the votes cast at the Annual Meeting and therefore is not re-elected, such incumbent Director will promptly tender his or her resignation to the Board of Directors for consideration. The Nominating and Corporate Governance Committee will recommend to the Board of Directors whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the tendered resignation within ninety (90) days following certification of the stockholder vote and will promptly disclose its decision and rationale as to whether to accept the resignation (or the reasons for rejecting the resignation, if applicable) in a press release, filing with the SEC or by other public announcement, including a posting on the Company’s web site. If any Director’s tendered resignation is not accepted by the Board of Directors, such Director will continue to serve until the next annual meeting of stockholders and until his or her successor is elected and qualified or his or her earlier death, retirement, resignation, or removal. If any Director’s tendered resignation is accepted by the Board of Directors, the Board of Directors may fill the resulting vacancy or decrease the size of the Board of Directors pursuant to the Bylaws.

What happens if stockholders do not ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm?

The stockholder vote on the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 is not binding on the Company. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

What happens if additional proposals are presented at the Annual Meeting?

Other than the matters described in this proxy statement, we do not expect any additional matters to be presented for a vote at the Annual Meeting. If other matters are presented and you are voting by proxy, your proxy grants the individuals named as proxy holders the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and then disclose the final results in a Current Report on Form 8-K filed with the SEC within four business days after the date of the Annual Meeting. If final voting results are not known when such Form 8-K is filed, they will be announced in an amendment to such Form 8-K within four business days after the final results become known.

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How can I get additional copies of this proxy statement and additional information?

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may obtain additional copies of this proxy statement and all other documents filed by us with the SEC free of charge from our website at http://investors.bnl.broadstone.com, or by calling our Investor Relations team at 585-287-6500.

Our website address is provided for your information and convenience. Our website is not incorporated into this proxy statement and should not be considered part of this proxy statement. Additionally, you may read and copy any reports, statements or other information we file with the SEC free of charge on the website maintained by the SEC at http://www.sec.gov.

You may also read and copy any reports, statements or other information we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities.

5	2020 Proxy Statement

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Background

Our Articles of Incorporation and Bylaws provide that the number of our directors may be established, increased, or decreased by a majority of our entire Board of Directors from time to time, provided that the number of directors constituting our Board of Directors may never be less than the minimum number required by law in Maryland, our state of incorporation, or more than twelve. Our Board of Directors is currently comprised of eight directors, five of whom are independent directors, as defined by our Articles of Incorporation (“Independent Directors”).

At the Annual Meeting, eight directors are to be elected for the ensuing year and until their successors are elected and qualify. Each of the nominees for director currently serves as a director of the Company and has consented to be named in this proxy statement and to continue to serve as a director if elected.  If any nominee becomes unavailable for any reason, the shares represented by proxies may be voted for a substitute nominee designated by our Board of Directors.

The following individuals have been nominated by the Board of Directors to serve as directors of the Company until the next annual meeting of stockholders and until their successors have been elected and qualified: Amy L. Tait, Christopher J. Czarnecki, Laurie A. Hawkes, David M. Jacobstein, Agha S. Khan, Geoffrey H. Rosenberger, Shekar Narasimhan, and James H. Watters. All eight nominees are listed on the enclosed proxy card.

Information About Director Nominees

The table set forth below lists the names and ages of each of the nominees as of the date of this proxy statement and the position and office that each nominee currently holds with the Company. We are not aware of any family relationship among any of the nominees to become members of our Board of Directors or executive officers.

Name	Age	Position
Amy L. Tait	61	Chairman
Christopher J. Czarnecki	39	Chief Executive Officer, President, and Director
Laurie A. Hawkes	64	Lead Independent Director
David M. Jacobstein	73	Independent Director
Agha S. Khan	41	Director
Shekar Narasimhan	66	Independent Director
Geoffrey H. Rosenberger	66	Independent Director
James H. Watters	66	Independent Director

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The following is a brief biography of each director nominee.

Amy L. Tait is one of our founders, has served as a director since our inception in 2007, and is member of our Real Estate Investment Committee. From 1983 until 2012, she served in various roles at Home Properties, Inc. (and its predecessor Home Leasing Corporation) (NYSE: HME), including Executive Vice President, Director and chair of the Real Estate Investment Committee. Ms. Tait currently serves on the board of directors of Broadtree Residential, Inc. and the Board of Governors of Nareit. Ms. Tait previously served on the board of trustees of Broadstone Real Estate Access Fund from July 2018 through February 2020, and has served on numerous not-for-profit boards. She holds a B.S. in Civil Engineering from Princeton University and an M.B.A. from the Simon Graduate School of Business at the University of Rochester. We believe that Ms. Tait’s deep operational and historical experience as one of our founders and Chairman of our Board of Directors, her prior experience as a director of a large publicly-traded REIT, her experience with the IPO of a REIT, and prior management experience provides our Board of Directors with strategic and industry-specific expertise that is invaluable to the Company.

Christopher J. Czarnecki has served as our Chief Executive Officer and President and as a member of our Board of Directors since February 2017. Mr. Czarnecki previously served as our Chief Financial Officer and as Vice President of Capital Markets. From 2005 until 2007, Mr. Czarnecki was a commercial real estate lender and credit analyst for Branch Banking & Trust Co.   Mr. Czarnecki previously served on the board of trustees of Broadstone Real Estate Access Fund from July 2018 through February 2020. Mr. Czarnecki serves on the board of trustees of The Strong National Museum of Play. Mr. Czarnecki holds a B.A. in Economics from the University of Rochester, a Diploma in Management Studies from the Judge Business School at the University of Cambridge, and an M.B.A. in Finance and Corporate Accounting from the Simon Graduate School of Business at the University of Rochester. We believe that Mr. Czarnecki’s familiarity with our operations and his extensive experience with net lease financing and investing in real estate qualify him to serve on our Board of Directors and provides the Board of Directors with invaluable insight into our operations.

Laurie A. Hawkes has served as a director since May 2016, currently serves as our Lead Independent Director, and is a member of the Compensation Committee and the Real Estate Investment Committee. From 2008 until 2016, Ms. Hawkes served in various roles at American Residential Properties, Inc. (NYSE: ARPI), which she co-founded, including director and President & Chief Operating Officer. From 1995 through 2007, Ms. Hawkes served in various roles at U.S. Realty Advisors, LLC, including partner from 1997 through 2007 and President from 2003 through 2007. Ms. Hawkes served as a Managing Director in Real Estate Investment Banking at CS First Boston Corp. from 1993 until 1995, and as Director of Real Estate Investment Banking at Salomon Brothers Inc. from 1979 until 1993. Ms. Hawkes has served on numerous other private and non-profit boards. She holds a B.A. from Bowdoin College and an M.B.A. from Cornell University. We believe that Ms. Hawkes’s extensive investment and business experience, including her service as the chief operating officer and a board member of a publicly-traded REIT, experience with the IPO of a REIT, and net leased investment experience are invaluable to the Company.

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David M. Jacobstein has served as a director since May 2013 and currently serves as chair of the Audit Committee, as chair of the Compensation Committee, and as a member of the Nominating and Corporate Governance Committee. Since 2009, Mr. Jacobstein has provided consulting services to real estate related businesses. From 2007 until 2009, Mr. Jacobstein was the senior advisor to the real estate industry group at Deloitte LLP. From 1999 to 2007, he was President and Chief Operating Officer of Developers Diversified Realty Corp., now known as SITE Centers ((NYSE: SITC) (“DDR”)), where he also served on the board of directors from 2000 to 2004. From 1986 until 1999, Mr. Jacobstein served as Vice Chairman and Chief Operating Officer of Wilmorite, Inc. Since August 2009, Mr. Jacobstein has served on the board of trustees of Corporate Office Properties Trust (NYSE: OFC) (“COPT”). He holds a B.A. from Colgate University and a J.D. from The George Washington University Law Center. We believe that Mr. Jacobstein’s extensive financial and business experience, including his service as the chief operating officer of DDR and a board member of DDR and COPT, two large publicly-traded REITs, as well as his legal background, provide the Board of Directors with a unique perspective that is beneficial to Board of Directors and the Company. In addition, his experience in financial matters and risk management and as chair of another publicly-traded REIT audit committee, allows him to provide guidance to the Board in overseeing financial and accounting aspects of our operations.

Agha S. Khan has served as a director since June 2015 and currently serves as a member of the Real Estate Investment Committee. Mr. Khan is a Senior Principal of Stone Point Capital LLC, which he joined in 2002. Previously, Mr. Khan was an Analyst in the Financial Institutions Group at Citigroup (Salomon Smith Barney). Mr. Khan is currently a director of several private companies. He holds a B.A. from Cornell University. We believe that Mr. Khan’s extensive investment experience, industry-specific expertise and relationships, and board experience are beneficial to the Board of Directors and the Company.

Shekar Narasimhan has served as a director since our inception and currently serves as chair of the Real Estate Investment Committee. Mr. Narasimhan is currently the Managing Partner at Beekman Advisors, Inc., which he co-founded in 2003. From 2000 until 2003, Mr. Narasimhan was a Managing Director of Prudential Mortgage Capital Company. From 1979 until 2000, he served in various roles, including Chairman and Chief Executive Officer, at WMF Group Ltd. (formerly NASDAQ: ‘‘WMFG’’). Mr. Narasimhan is currently a director of several private companies and has extensive board service for companies in the real estate and lending industries. He holds a B.S. in Chemical Engineering from the Indian Institute of Technology, New Delhi, India, and an M.B.A. from the Katz Graduate School of Business at the University of Pittsburgh. We believe that Mr. Narasimhan’s extensive investment and business experience, including his service as the chief executive officer and a board member of a publicly-traded commercial mortgage financial services company, his profile in the industry, and his oversight experience are invaluable to the Board of Directors and the Company.

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Geoffrey H. Rosenberger has served as a director since our inception and currently serves as a member of the Audit Committee and the Nominating and Corporate Governance Committee. Since 2004, Mr. Rosenberger has provided independent investment management services and assisted in the funding of new businesses. From 1984 until 2004, he was employed by Clover Capital Management, Inc. (now known as Federated Clover), which he co-founded.  From 1976 until 1984, Mr. Rosenberger served as a security analyst at Manning & Napier Advisors, Inc. (NYSE: MN). Mr. Rosenberger currently serves on the boards of several private and non-profit companies.  He was a member of the board of directors of Manning & Napier, Inc. from 2016 through 2019. He holds a B.S. in Economics and an M.B.A. from the University of Kentucky. We believe that Mr. Rosenberger’s extensive financial and business experience, his public company board experience, and his knowledge of the Company are of great benefit to the Board of Directors and the Company. In addition, his knowledge and experience from previously serving as chair of our Audit Committee and as a member of the audit committee of another public company allows him to provide guidance to the Board of Directors in overseeing financial and accounting aspects of our operations.

James H. Watters has served as a director since our inception and currently serves as chair of the Nominating and Corporate Governance Committee, and as a member of the Audit Committee and Compensation Committee. Since 1997, Mr. Watters has served as Senior Vice President and Treasurer, Finance, and Administration of Rochester Institute of Technology (‘‘RIT’’). He is also vice chairman of RIT’s global subsidiary where he negotiates business models and real estate transactions for RIT’s global campuses. Prior to joining RIT, Mr. Watters spent 16 years with the University of Pittsburgh in positions such as Assistant Vice Chancellor for Finance and Business and Assistant Vice Chancellor for Real Estate and Management. He serves on various profit and not-for-profit boards throughout Rochester, New York, including Canandaigua National Bank Corporation. He holds a B.S., M.S., and Ph.D. from the University of Pittsburgh. We believe that Mr. Watters’ extensive financial and business experience, leadership skills, and experience in strategic planning are of great benefit to the Board of Directors and the Company. In addition, his knowledge and background in accounting allows him to provide guidance to the Board of Directors in overseeing financial and accounting aspects of our operations.

At the Annual Meeting, we will vote each valid proxy returned to us for the following eight nominees, unless the proxy specifies otherwise: Amy L. Tait, Christopher J. Czarnecki, Laurie A. Hawkes, David M. Jacobstein, Agha S. Khan, Geoffrey H. Rosenberger, Shekar Narasimhan, and James H. Watters. Proxies may not be voted for more than eight nominees for director. While our Board of Directors does not anticipate that any of the nominees will be unable to stand for election as a director at the Annual Meeting, if that is the case, proxies will be voted in favor of such other person or persons as our Board of Directors may designate.

Our Board of Directors unanimously recommends a vote “FOR” each of the nominees listed above for election to our Board of Directors.

9	2020 Proxy Statement

EXECUTIVE OFFICERS OF THE COMPANY

The following table and biographical descriptions provide information about our executive officers.

Name	Age	Position
Christopher J. Czarnecki	39	Chief Executive Officer, President, and Director
Ryan M. Albano	38	Executive Vice President and Chief Financial Officer
Sean T. Cutt	46	Executive Vice President and Chief Investment Officer
John D. Moragne	37	Executive Vice President, Chief Operating Officer, and Secretary
Timothy D. Dieffenbacher	32	Senior Vice President, Chief Accounting Officer, and Treasurer
Kristen Duckles	43	Senior Vice President and Chief Administrative Officer
John D. Callan, Jr.	35	Senior Vice President, General Counsel, and Assistant Secretary
Roderick A. Pickney	42	Senior Vice President, Acquisitions
Laurier James Lessard, Jr.	52	Senior Vice President, Asset Management
Kevin M. Fennell	34	Senior Vice President, Capital Markets
Molly Kelly Wiegel	49	Senior Vice President, Human Resources
Stephen S. Haupt	64	Senior Vice President, Property Management

Biographical information regarding of our executive officers is set forth below. See the biography of Mr. Czarnecki under “Information About Director Nominees” above.

Ryan M. Albano has served as our Executive Vice President and Chief Financial Officer since February 2017. Mr. Albano is responsible for strategic and financial planning, monitoring key performance metrics, financial reporting, accounting, corporate development, and capital market activities. Prior to becoming our Chief Financial Officer, Mr. Albano served as the Company’s Vice President of Finance from 2013 until February 2017. From 2011 until 2013, Mr. Albano served in various roles for Manning & Napier, Inc. (NYSE: MN), initially assisting in the successful execution of Manning and Napier, Inc.’s IPO in 2011 and subsequently serving as Assistant CFO of the company’s mutual fund division. From 2004 until 2011, Mr. Albano worked for KPMG LLP in various roles serving both public and private companies.  He holds an M.B.A. in finance and competitive strategy from the Simon Graduate School of Business at the University of Rochester and a B.S. in accounting from St. John Fisher College, and is a Certified Public Accountant.

Sean T. Cutt has served as our Executive Vice President since January 2020 and Chief Investment Officer since August 2018. Mr. Cutt previously served as our President and Chief Operating Officer from February 2017 to August 2018, and our Senior Vice President of Acquisitions, Dispositions and Portfolio Management. His primary responsibilities include managing acquisitions, dispositions, asset management, tenant credit analysis, investment policy, and real estate underwriting. From 2006 until 2012, Mr. Cutt was employed by Macerich (NYSE: MAC), serving as its Assistant Vice President of Development from January 2009 through January 2012, and as Senior Development Manager from January 2006 until January 2009. From 2001 until 2006, Mr. Cutt was employed by SWBR Architects & Engineers and managed projects with a wide variety of property types. Mr. Cutt has served on several not-for-profit and for-profit boards throughout Rochester, New York. He holds a B.S. in Organizational Management from Roberts Wesleyan College and an M.B.A. from the Simon Graduate School of Business at the University of Rochester.

John D. Moragne has served as our Executive Vice President, Chief Operating Officer, and Secretary since August 2018. Mr. Moragne previously served as the Company’s General Counsel and Chief Compliance Officer from March 2016 to August 2018. Mr. Moragne is responsible for leading and managing all property management, operations, administrative, human resource, information technology, legal, compliance, corporate governance, and risk management functions and affairs for the Company. From April 2015 until February 2016, Mr. Moragne was a partner at the law firm now known as Vaisey Nicholson & Nearpass PLLC and was a corporate and securities attorney at Nixon Peabody LLP from September 2007 through March 2015. Mr. Moragne holds a B.A. from SUNY Geneseo and a J.D. from The George Washington University Law School.

10	2020 Proxy Statement

Timothy D. Dieffenbacher has served as our Senior Vice President and Chief Accounting Officer since February 2018 and as Treasurer since February 2019. Mr. Dieffenbacher previously served as our Director, Financial Reporting from February 2017 to February 2018. Mr. Dieffenbacher’s primary responsibilities include overseeing the Company's SEC reporting, accounting, and internal control functions. Mr. Dieffenbacher was a Senior Manager at KPMG LLP from December 2014 to February 2017 and provided audit services to domestic and multinational public companies. From September 2012 to December 2014, Mr. Dieffenbacher served as a divisional controller for DeLaval, Inc., a global manufacturing organization in the dairy industry. Mr. Dieffenbacher is a Certified Public Accountant and holds a B.S. in Accounting from SUNY Brockport.

Kristen Duckles has served as our Senior Vice President and Chief Administrative Officer since February 2020. Her primary responsibilities include overseeing the information technology, business systems and solutions, and other administrative functions of the Company. From August 2018 to February 2020, Ms. Duckles served as Executive Vice President and Chief Administrative Officer of Broadstone Real Estate, LLC, and was President and Chief Operating Officer of Broadtree Home Rentals, Inc. from November 2015 to August 2018. From 2001 to 2015, Ms. Duckles held various roles at Home Properties, Inc. (formerly a publicly traded company trading as NYSE: HME). Ms. Duckles holds an Executive M.B.A. from the Simon Graduate School of Business at the University of Rochester, an AICPA-accredited Graduate Accounting Certificate from St. John Fisher College, and a B.A. from the University at Buffalo.

John D. Callan, Jr. has served as our Senior Vice President since February 2020 and as General Counsel and Assistant Secretary since August 2018. Mr. Callan previously served as our Associate Counsel from November 2017 to August 2018. He is responsible for overseeing the legal, corporate governance, and risk management affairs of the Company. From September 2015 to November 2017, Mr. Callan served as Corporate Counsel at Kodak Alaris, and was a corporate and securities attorney at Harter Secrest & Emery from September 2011 to September 2015. Mr. Callan holds a B.A. from SUNY Oneonta and a J.D. from Albany Law School.

Roderick A. Pickney has served as our Senior Vice President, Acquisitions since August 2017. Mr. Pickney previously served as our Vice President, Acquisitions from January 2015 to August 2017. Mr. Pickney’s primary responsibilities include overseeing all acquisition activities of the Company, including identifying, analyzing, and acquiring real estate opportunities. Prior to joining the Company in 2015, Mr. Pickney served as Associate Director at Stan Johnson Company from September 2004 to December 2014. Mr. Pickney worked in the audit department at Grant Thornton, LLP from 2003 to 2004 and BKD, LLP from 2000 to 2003. Mr. Pickney holds a B.B.A. in Accounting from Evangel University.

Laurier James Lessard, Jr. has served as our Senior Vice President, Asset Management since August 2017. Mr. Lessard previously served as our Vice President, Acquisitions from March 2015 to March 2017. Mr. Lessard’s primary responsibilities include property dispositions, tenant and property review and evaluation, and credit underwriting. From May 2005 to March 2015, Mr. Lessard served as Assistant Vice President of Asset Management at Macerich (NYSE: MAC), and was Assistant Vice President at Wilmorite Property Management from April 1998 to May 2005. Mr. Lessard holds an M.B.A. from the Simon Graduate School of Business at the University of Rochester and a B.A. from SUNY Cortland.

Kevin M. Fennell has served as our Senior Vice President, Capital Markets since March 2019. Mr. Fennell is responsible for overseeing and implementing the Company’s capital markets strategy and activities. From July 2008 to March 2019, Mr. Fennell served in various positions at BMO Capital Markets/BMO Harris Bank, including Director, Corporate Banking from December 2017 to March 2019, where he focused on debt financing for private and public REITs and real estate operating companies. Mr. Fennell holds a B.S. in Finance from the University of Illinois at Urbana-Champaign.

11	2020 Proxy Statement

Molly Kelly Wiegel has served as our Senior Vice President, Human Resources since February 2020. Ms. Wiegel’s responsibilities include overseeing the Company’s human resources activities, including employee recruitment, performance management, training and development, and compliance. From August 2018 to February 2020, Ms. Wiegel was the Senior Vice President, Human Resources of Broadstone Real Estate, LLC. From January 2013 to August 2018, Ms. Wiegel served various roles at Broadstone Real Estate, LLC, including Director of Human Resources and Vice President of Human Resources. From March 2012 to January 2013, Ms. Wiegel served as Human Resources Director of Rochester Optical, and was Director of Staff Professional Development and Director of Human Resources Operations at Nixon Peabody LLP from August 2002 to June 2011. Ms. Wiegel holds an M.S. in Career and Human Resource Development from the Rochester Institute of Technology and a B.A. in Psychology from the University of Rochester.

Stephen S. Haupt has served as our Senior Vice President, Property Management since January 2015. Mr. Haupt previously served as our Director, Acquisitions from December 2013 to January 2015. Mr. Haupt leads our property management team, which oversees the Company’s properties, the portfolio valuation process, tenant growth initiatives, and tenant relationships. From October 2008 to August 2013, Mr. Haupt served as a Director of Corporate Real Estate for Bausch & Lomb, and was Manager, Real Estate for Paychex, Inc. from September 2000 to October 2008. Mr. Haupt holds a Certified Property Manager designation from the Institute of Real Estate Management and a B.S. in Business Administration with a specialty in real estate from SUNY Brockport.

12	2020 Proxy Statement

CORPORATE GOVERNANCE

Board Structure

We operate under the direction of our Board of Directors, which is responsible for the management and control of our affairs. Our Board of Directors consists of eight members. Our Bylaws provide that the number of our directors may be established, increased, or decreased by a majority of our entire Board of Directors from time to time, provided that the number of directors constituting the Board of Directors may never be less than the minimum number required by Maryland law, nor more than twelve.

Each director elected at the Annual Meeting will hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal. A director may resign at any time by delivering his or her resignation to the Board of Directors, the Chairman of the Board, or the Secretary of the Company. Any vacancies on our Board of Directors for any cause, except an increase in the number of directors, may be filled by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and a majority of the entire Board of Directors may fill a vacancy that results from an increase in the number of directors. Any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is elected and qualified.

At any meeting of the Board of Directors, except as otherwise required by law, a majority of the total number of directors then in office will constitute a quorum for all purposes.

Board Leadership Structure

To reduce or eliminate certain potential conflicts of interest in our operations, our Articles of Incorporation require that a majority of our directors be Independent Directors, as discussed in detail below. Additionally, although our governance documents do not require the separation of the offices of Chairman of the Board and Chief Executive Officer, our Company and Board of Directors currently operates under a leadership structure with separate roles for our Chairman of the Board and our Chief Executive Officer. Ms. Tait, as our Chairman, presides over meetings of, and matters before, the Board of Directors, and Mr. Czarnecki, as our Chief Executive Officer, is responsible for the general management of our business, financial affairs, and day-to-day operations.

Our Independent Directors have appointed Ms. Hawkes to serve as our Lead Independent Director. Key responsibilities of our Lead Independent Director include, among others, facilitating communications between the Independent Directors and the Chairman of the Board, Chief Executive Officer, and other members of management, and, if our Board determines that our Chairman is conflicted with respect to a particular matter, presiding over meetings and discussions regarding such matter.

Oversight of Risk Management by the Board of Directors and Audit Committee

One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board of Directors administers this oversight function directly, with support from its four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Real Estate Investment Committee, each of which addresses risks specific to its respective areas of oversight. In particular, as more fully described below, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our Nominating and Corporate Governance committee provides oversight with respect to corporate governance and ethical conduct and monitors the effectiveness of our corporate governance guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct. Our Real Estate Investment Committee is responsible for approving, or recommending that the full Board approve, transactions in excess of certain thresholds, as well as providing oversight with respect to our investment strategy, criteria, and process.

13	2020 Proxy Statement

Director Independence

Our Board of Directors has determined that Ms. Hawkes and each of Messrs. Jacobstein, Narasimhan, Rosenberger, and Watters is an “Independent Director” pursuant to our Articles of Incorporation.

Meetings of the Board of Directors

The Board of Directors met fourteen times during the year ended December 31, 2019. All of the members of the Board of Directors attended at least 75% of the total number of meetings held by the Board of Directors and each committee of the Board on which he or she served during his or her period of service.   Directors who are unable to attend meetings due to scheduling conflicts receive all materials and are briefed on matters presented to the Board of Directors. We do not have a formal policy requiring directors to attend annual meetings of stockholders, although we do encourage their attendance. All of our directors attended our 2019 Annual Meeting of Stockholders in person.

Communicating with the Board of Directors

Our Board of Directors provides a process for stockholders to send communications to them. Any stockholder who desires to contact members of our Board of Directors may do so by sending written communications addressed to such directors c/o our Secretary, Broadstone Net Lease, Inc., 800 Clinton Square, Rochester, NY 14604. We will forward all such communications (other than unsolicited advertising materials) to such member or members of our Board of Directors, as deemed appropriate by our Secretary based upon the facts and circumstances outlined in the communication received.

Committees of the Board

Our Board of Directors may establish committees it deems appropriate to address specific areas in more depth than may be possible at a full meeting of our Board of Directors. Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Real Estate Investment Committee. The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each operate under a written charter that was approved by the Board of Directors, each of which is available on our website at http://investors.bnl.broadstone.com.

The table below indicates committee assignments and the number of times each committee met in fiscal 2019.

Director	Audit	Compensation	Nominating and Corporate Governance	Real Estate Investment
Amy L. Tait				●
Christopher J. Czarnecki
Laurie A. Hawkes		●		●
David M. Jacobstein	Chair	Chair	●
Agha S. Khan				●
Shekar Narasimhan				Chair
Geoffrey H. Rosenberger	●		●
James H. Watters	●	●	Chair
Number of meetings in Fiscal 2019	6	1(1)	4	0(2)

(1)	The Compensation Committee was established on December 13, 2019.
(2)	The Real Estate Investment Committee was established on February 7, 2020.

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Audit Committee

The Audit Committee meets on a regular basis, at least quarterly and more frequently as the chair of the Audit Committee deems necessary. The Audit Committee must at all times be comprised of at least three members, and each member of the Audit Committee must be an Independent Director. The purpose of the Audit Committee is to assist our Board of Directors in fulfilling its duties and responsibilities regarding, in addition to other related matters:

•	the integrity of our financial statements and other financial information provided by us to our stockholders and others;
•	the selection of our independent auditors and review of the auditors’ qualifications and independence;
•	the evaluation of the performance of our independent auditors; and
•	the review of, and oversight over the implementation of, our risk management policies.

The Audit Committee is also responsible for engaging, evaluating, compensating, and overseeing an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans for and results of the audit engagement, approving services that may be provided by the independent registered public accounting firm, including audit and non-audit services, such as tax services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees, and reviewing the adequacy of our internal accounting controls. The Audit Committee also will prepare the audit committee report required by SEC regulations to be included in our annual report.

Our Audit Committee is composed of Messrs. Jacobstein (Chair), Rosenberger, and Watters. Our Board of Directors determined affirmatively that each member of our Audit Committee qualifies as an “audit committee financial expert” as such term has been defined by the SEC in Item 407(d)(5) of Regulation S-K and that all members of the Audit Committee meet the SEC’s independence requirements for audit committee membership.

Compensation Committee

The Compensation Committee meets at least once each year. The Compensation Committee must at all times be comprised of at least three Independent Directors. The purpose of the Compensation Committee is to assist our Board of Directors in fulfilling its duties and responsibilities regarding, in addition to other related matters:

•

discharging responsibilities relating to compensation of the Company’s Chief Executive Officer, other executive officers, and directors, taking into consideration, among other factors, any stockholder vote on compensation;

•	implementing and administering the Company’s incentive compensation plans and equity-based plans;
•	overseeing and assisting the Company in preparing the Compensation Discussion & Analysis for inclusion in the Company’s proxy statement and/or annual report on Form 10-K;
•	providing for inclusion in the Company’s proxy statement a description of the processes and procedures for the consideration and determination of executive officer and director compensation; and
•	preparing and submitting for inclusion in the Company’s proxy statement and/or annual report on Form 10-K a Compensation Committee Report in accordance with applicable rules and regulations.

The Compensation Committee has the authority, in its sole discretion, to retain or obtain the advice of a compensation consultant, legal counsel, or other adviser as it deems appropriate. The Compensation Committee may form and delegate authority to subcommittees consisting of one or more members when it deems appropriate. Our Compensation Committee is composed of Messrs. Jacobstein (Chair) and Watters and Ms. Hawkes. Our Board of Directors determined each member of our Compensation Committee meets the definition of a “non-employee trustee” for the purpose of serving on our Compensation Committee under Rule 16b-3 of the Exchange Act.

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Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Governance Committee”) must at all times be comprised of at least two members, and each member of the Governance Committee must be an Independent Director. The purpose of the Governance Committee is to assist our Board of Directors in fulfilling its duties and responsibilities regarding, in addition to other related matters:

•

identifying and recommending to the full Board qualified candidates for election as directors and recommend nominees for election as directors at the annual meeting of stockholders consistent with criteria approved by the Board of Directors;

•	developing and recommending to the Board a set of corporate governance guidelines applicable to the Company, and implementing and monitoring such guidelines as adopted by the Board of Directors;
•	overseeing the Board’s compliance with financial, legal, and regulatory requirements and its ethics program as set forth in the Company’s Code of Business Conduct and Ethics (the “Code of Ethics”);
•

reviewing and making recommendations to the Board on matters involving the general operation of the Board of Directors, including the size and composition of the Board of Directors and the structure and composition of its committees;

•	recommending to the Board of Directors nominees for each Board committee;
•	annually facilitating the assessment of the Board of Director’s performance as a whole and of individual directors, as required by applicable law and regulations;
•	overseeing the Board of Director’s evaluation of management; and
•	considering corporate governance issues that may arise from time to time and making recommendations to the Board of Directors with respect thereto.

Our Governance Committee is comprised of Messrs. Watters (Chair), Jacobstein, and Rosenberger.

The Governance Committee may identify potential candidates for our Board of Directors from other members of the Board of Directors, executive officers, and other contacts. Further, the Governance Committee may engage the services of an independent third-party search firm to assist it in identifying and evaluating potential director candidates who will bring to the Board of Directors specific skill sets as established by the Governance Committee. While we do not have any minimum qualifications with respect to director nominees, the Governance Committee considers many factors in connection with each candidate, including but not limited to the candidate’s character, wisdom, judgment, ability to make independent analytical inquiries, business experiences, understanding of our business environment, acumen, and ability to devote the time and effort necessary to fulfill his or her responsibilities, all in the context of the perceived needs of our Board of Directors at that time. While individual diversity as well as diversity in experience and areas of expertise are factors that are considered by the Governance Committee in its assessment of candidates, neither the Board of Directors nor the Governance Committee has adopted any specific diversity-driven criteria or composition requirements. Our Board of Directors seeks individuals having knowledge and experience in finance and accounting, corporate governance, risk management and senior leadership. The Governance Committee also considers factors such as experience in the Company’s industry and experience as a board member of another corporation. The Board of Directors also seeks individuals who bring unique and varied perspectives and life experiences to the Board of Directors. As such, the Governance Committee assists the Board of Directors by selecting or recommending candidates who it believes will enhance the overall diversity of the Board of Directors.

The Governance Committee does not have a policy with regard to the consideration of any director candidates recommended by stockholders. The Governance Committee believes that such a policy is not necessary because the members of our Board of Directors have access to a sufficient number of excellent candidates from which to select a nominee if and when a vacancy occurs on the Board of Directors. However, the Governance Committee will consider stockholder recommendations for candidates for our Board of Directors. Nominations by stockholders must be provided in a timely manner and must include sufficient biographical information so that the Governance Committee can appropriately assess the proposed nominee’s background and qualifications. For a stockholder to have his or her candidate considered by the Governance Committee for inclusion as a director nominee at the 2021 Annual Meeting of stockholders, stockholder submissions of candidates for nomination to the Board must be

16	2020 Proxy Statement

received in writing at our offices by the Company’s Secretary, 800 Clinton Square, Rochester, New York 14604 no earlier than October 28, 2020 and no later than 5:00 p.m., Eastern Time, on November 27, 2020; provided, however, that in the event that the date of the 2021 annual meeting of stockholders is advanced or delayed by more than thirty days from the first anniversary of the date of the Annual Meeting, written notice of a stockholder proposal must be delivered not earlier than the 150th day prior to the date of the 2021 annual meeting of stockholders and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of the 2021 annual meeting of stockholders or the tenth day following the day on which public announcement of the date of the 2021 annual meeting of stockholders is first made. Potential nominees recommended by a stockholder in accordance with these procedures will be considered and evaluated in the same manner as other potential nominees.

Real Estate Investment Committee

Our Board of Directors has established a Real Estate Investment Committee, which is responsible for approving, or recommending that the full Board of Directors approve, transactions in excess of certain thresholds; providing oversight with respect to our investment strategy, criteria, and process; providing assistance and support to management and the Board of Directors in the review and approval of transactions; and reviewing with management on a periodic basis the performance and valuation of properties previously approved for acquisition.

Our Real Estate Investment Committee is comprised of Messrs. Narasimhan (Chair) and Khan and Mmes. Hawkes and Tait.

Director Orientation and Continuing Education

We provide each director who joins our Board of Directors with an initial orientation about our Company, including our business operations, strategy, policies, and governance. We also provide all of our directors with resources and ongoing education opportunities to assist them in staying educated and informed with respect to real estate markets, developments in corporate governance, and critical issues relating to the operation of boards of public companies and their committees.

Director Stock Ownership Policy

Pursuant to our current director compensation and stock ownership policy, each of our directors is required to acquire and retain ownership of a minimum of $250,000 in shares of our Common Stock. All of our directors currently meet this requirement. Shares of our Common Stock owned indirectly by a director (e.g., through a spouse) count towards meeting this stock ownership requirement. New directors have four years to comply with this requirement.

Code of Ethics

We have adopted a Code of Ethics, which is available on our website at http://investors.bnl.broadstone.com. Among other matters, our Code of Ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•

full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in stockholder reports and other public communications made by the Company;

•	compliance with applicable laws and governmental rules and regulations;
•	the prompt internal reporting of violations of the Code of Ethics to an appropriate person or persons identified in the Code of Ethics; and accountability for adherence to the Code of Ethics.

Any waiver of the Code of Ethics for our directors or executive officers must be approved by a majority of our independent directors, and any such waiver shall be promptly disclosed as required by law.

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AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company incorporates it by specific reference.

Management is responsible for the Company’s financial statements, internal controls, and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee is governed by a charter, a copy of which is available on our website at http://investors.bnl.broadstone.com. The Audit Committee charter is designed to assist the Audit Committee in complying with applicable provisions of the Exchange Act, which relate to corporate governance and many of which directly or indirectly affect the duties, powers, and responsibilities of the Audit Committee.

Review and Discussions with Management and Independent Registered Public Accounting Firm. In this context, the Audit Committee has met and held discussions with management, the independent registered public accounting firm, and the Company’s outsourced internal audit consultant regarding the Company’s financial statements and internal controls. Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Auditing Standards No. 1301 Communications with Audit Committees, issues regarding accounting and auditing principles and practices, and the adequacy of internal control over financial reporting that could significantly affect the Company’s financial statements.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letters required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. The Audit Committee has reviewed the original proposed scope of the annual audit of the Company’s financial statements and the associated fees and any significant variations in the actual scope of the audit and fees.

Conclusion. Based on the review and discussions referred to above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on February 27, 2020.

AUDIT COMMITTEE

David M. Jacobstein, Chair
Geoffrey H. Rosenberger
James H. Watters

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation Program for 2019

During 2019, our Independent Directors or their nominees received an annual retainer of $100,000 for their service as our directors, payable in arrears in equal quarterly installments. In addition, we paid the following additional annual retainers: (a) $10,000 to each of the Board of Directors’ Lead Independent Director and the chairperson of the Audit Committee, (b) $5,000 to the chairperson of the Governance Committee, and (c) $5,000 to each non-chairperson member of the Audit Committee. In addition, in connection with the proposed Internalization (defined below), our Board of Directors formed a special committee comprised of Ms. Hawkes, who served as chairperson of the special committee, and Messrs. Jacobstein, Narasimhan, and Rosenberger. The chairperson of the special committee was paid a monthly retainer of $10,000, with aggregate fees capped at $50,000, and each non-chairperson member of the special committee were paid a monthly retainer of $5,000, with aggregate fees capped at $25,000.

The retainers payable to the Independent Directors as described above were paid in the form of shares of our Common Stock with a value equal to the amount of the applicable retainer payment, provided that, in accordance with the terms of the director compensation and stock ownership policy in effect for 2019, two of our Independent Directors elected to receive 30% of such compensation in the form of cash. In order for an Independent Director to elect to receive such compensation in the form of a mixture of shares of our Common Stock and cash, the independent director must maintain the minimum stock retention limit established by the Board of Directors from time to time, which is presently a minimum of $250,000 in shares of our Common Stock.

The table below sets forth certain information regarding the compensation earned by or paid to our directors during the fiscal year ended December 31, 2019.

Director Compensation in Fiscal 2019

Name	Fees Earned or Paid-In Cash	All Other Compensation (1)	Total
Christopher J. Czarnecki	$—	$—	$—
Laurie A. Hawkes (2)	—	165,000	165,000
David M. Jacobstein (2)	40,500	94,500	135,000
Agha S. Khan	—	—	—
Thomas P. Lydon, Jr. (2)(3)	—	84,783	84,783
Shekar Narasimhan (2)	37,500	87,500	125,000
Geoffrey H. Rosenberger (2)	—	130,000	130,000
Amy L. Tait	—	—	—
James H. Watters (2)	—	110,000	110,000
Totals	$78,000	$671,783	$749,783

(1)

The amounts shown in this column reflect the aggregate fair value of shares of our Common Stock computed as of the grant date in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718.

(2)	2019 Independent Directors.
(3)	Mr. Lydon resigned from the Board of Directors effective November 6, 2019 and received pro rata fees for the fourth quarter of 2019.

Director Compensation Program for 2020

Our directors, except for directors who are employed by us, receive an annual retainer of $135,000, payable in arrears in equal quarterly installments as compensation for services as a director. Additional annual retainers are paid to directors as follows, payable in arrears in quarterly installments:

•	$50,000 to the Chairperson of the Board;
•	$20,000 to the Lead Independent Director;

19	2020 Proxy Statement

•	$17,500 to the chairperson of the Audit Committee;
•	$12,500 to the chairperson of each the Compensation Committee, the Governance Committee, and the Real Estate Investment Committee;
•	$8,750 to non-chairperson committee members of the Audit Committee; and
•	$6,250 to non-chairperson committee members of each of the Compensation Committee, the Governance Committee, and the Real Estate Investment Committee.

Each of the aforementioned retainers are payable in the form of shares of our Common Stock; provided, that, in accordance with the terms of our director compensation and stock ownership policy, a director may elect to receive 30% of such compensation in the form of cash if such director maintains the minimum stock retention limit established by our Board of Directors from time to time, which is currently a minimum of $250,000 in shares of our Common Stock. Four of our directors elected to receive 30% of such compensation in the form of cash. We also reimburse our directors for reasonable travel and other expenses incurred in connection with attending meetings of our Board of Directors and committees thereof and otherwise performing their duties as directors.

Executive Compensation

On November 11, 2019, we entered into a merger agreement (the “Merger Agreement”) providing for the internalization of the external management functions (the “Internalization”) previously performed for the Company and its operating partnership (the “OP”) by Broadstone Real Estate, LLC or its affiliates (“BRE”). The Internalization was completed on February 7, 2020. In connection with the Internalization, 71 employees of BRE, including our entire senior management team, became our employees.  Prior to the closing of the Internalization, we did not have any employees.  Accordingly, we did not pay any compensation to any individual, including our executive officers, during the fiscal year ended December 31, 2019.

Compensation Committee Report

SEC regulations require the disclosure of the compensation policies applicable to executive officers in the form of a report by the compensation committee of the Board of Directors (or a report of the full Board of Directors in the absence of a compensation committee).

Until the closing of the Internalization of February 7, 2020, we were externally managed by BRE and had no employees. As a result, we paid no direct compensation to our executive officers during the fiscal year ended December 31, 2019 and therefore had no separate compensation committee. Because we were externally managed during the period covered by this proxy statement and no compensation was paid during such period, the Board of Directors did not have a compensation policy for employees and has not included a report with this proxy statement.

In anticipation of the Internalization, the Board of Directors established the Compensation Committee on December 13, 2019 to determine and approve the compensation of the Chief Executive Officer and other executive officers, including incentive compensation and equity based compensation plans, effective after the closing of the Internalization.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2019, our Board of Directors determined the compensation of our Independent Directors.

During 2019, there were no interlocks or insider participation as to compensation decisions required to be disclosed pursuant to SEC regulations. During the fiscal year ended December 31, 2019, none of our executive officers serves, or in the past had served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board of Directors or our Compensation Committee. None of the members of our Compensation Committee is, or has ever been, an officer or employee of our Company.

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BENEFICIAL OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table shows, as of March 1, 2020, the amount of our Common Stock beneficially owned (unless otherwise indicated) by: (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock; (2) each of our directors and nominees for election as a director; (3) each of our executive officers; and (4) all of our directors and executive officers in the aggregate. The address for each of the persons or entities named in the following table is 800 Clinton Square, Rochester, New York 14604.

	Common Stock and OP Units Beneficially Owned
Name of Beneficial Owner	Number of Shares of Common Stock and OP Units (1)	Percentage of Common Stock (2)	Percentage of Shares of Common Stock and OP Units (3)
Amy L. Tait (4)	1,184,455.705	1.405%	4.282%
Christopher J. Czarnecki (5)	46,656.032	*	*
Ryan M. Albano	12,732.250	*	*
Sean T. Cutt (6)	20,626.688	*	*
John D. Moragne (7)	9,596.419	*	*
Timothy D. Dieffenbacher	2,590.730	*	*
Kristen Duckles	3,523.370	*	*
John D. Callan, Jr.	—	*	*
Roderick A. Pickney	6,800.264	*	*
Laurier James Lessard, Jr.	6,675.907	*	*
Kevin M. Fennell	1,150.160	*	*
Molly Kelly Wiegel	3,379.760	*	*
Stephen S. Haupt (8)	7,407.039	*	*
Laurie A. Hawkes (9)	7,713.648	*	*
David M. Jacobstein (10)	6,662.737	*	*
Agha S. Khan (11)	1,008,130.838	1.846%	3.684%
Shekar Narasimhan (12)	16,616.206	*	*
Geoffrey H. Rosenberger	22,693.602	*	*
James H. Watters	20,391.565	*	*
All directors and executive officers as a group (19 persons)	2,387,802.920	3.978%	8.476%

*	Less than 1% of the outstanding shares of our Common Stock.
(1)

Beneficial ownership is determined in accordance with the rules of the SEC. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote, or to direct the voting of, such security, or “investment power,” which includes the right to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Numbers include all Common Stock and OP membership units (“OP Units”).

(2)

The percentages indicated are based upon the number of shares of Common Stock held by the officer or director divided by the approximately 26,852,774.932 shares of our Common Stock outstanding as of March 1, 2020.

(3)

The percentages indicated are based upon the number of shares of Common Stock and OP Units held by the officer or director (as calculated in accordance with footnote 1 above) divided by the number that equals: (i) 26,852,774.932 (the number of shares of Common Stock outstanding as of March 1, 2020), plus (ii) the number of OP Units held by such officer or director.  This assumes that all OP Units that each person owns are deemed to have been converted into shares of our Common Stock, but such shares of Common Stock are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.

(4)

Includes 289,326.86 OP Units.  Further, includes the following securities with respect to which Ms. Tait disclaims any beneficial ownership: (i) 13,953.931 shares owned by Ms. Tait’s spouse; (ii) 31,925 shares owned by a limited liability company, of which Ms. Tait and her spouse have shared voting and investment power; (iii) 56,993.653 shares owned by a family limited liability company, of which Ms. Tait has shared voting and investment power; (iv) 2,353 shares and 9,201.32 OP Units owned by an irrevocable trust for the benefit of Ms. Tait’s child; (v) 2,353 shares and 9,201.32 OP Units owned by an irrevocable trust for the benefit of Ms. Tait’s child; and (vi) 499,423.59 OP Units owned by a limited liability company, of which Ms. Tait has shared voting and investment power.

(5)

Includes 32,935.677 shares that are owned jointly with Mr. Czarnecki’s spouse, with respect to which Mr. Czarnecki shares voting and investment power, and 13,720.355 shares owned by a trust of which Mr. Czarnecki is the trustee and beneficiary, and respect to which Mr. Czarnecki disclaims any beneficial ownership.

(6)	The reported shares are owned jointly with Mr. Cutt’s spouse, with respect to which Mr. Cutt shares voting and investment power.
(7)	The reported shares are owned jointly with Mr. Moragne’s spouse, with respect to which Mr. Moragne shares voting and investment power.

21	2020 Proxy Statement

(8)	Includes 1,279.809 shares owned of record by an IRA for the account of Mr. Haupt.
(9)	The reported shares are owned by a trust of which Ms. Hawkes is the trustee and with respect to which Ms. Hawkes has sole voting and investment power.
(10)	Includes 5,139.824 shares owned of record by an IRA account for the account of Mr. Jacobstein.
(11)

Includes 492,392.47 shares owned by two Cayman limited companies, of which Mr. Khan has shared voting and investment power, with respect to which Mr. Khan disclaims any beneficial ownership, and 512,359.99 OP Units owned by a limited liability company, of which Mr. Khan has shared voting and investment power, and with respect to which Mr. Khan disclaims any beneficial ownership.

(12)	The reported shares are owned by Beekman Advisors, Inc., of which Mr. Narasimhan is the Managing Partner, and with respect to which Mr. Narasimhan disclaims any beneficial ownership

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related party transactions are transactions in which we are a participant where the amount involved exceeds $120,000 and a member of our Board of Directors, an executive officer, or a holder of more than 5% of our voting securities (or an immediate family member of any of the foregoing) has a direct or indirect material interest. We have not implemented a formal written policy relating to the review, approval, or ratification of related party transactions, though we plan to adopt a written policy during the 2020 fiscal year. However, in practice, all such related party transactions are reported to, and approved by, our full Board of Directors, excluding any interested directors, or a duly-appointed committee of disinterested directors. Our Board of Directors will consider all relevant facts and circumstances when deliberating such transactions, including whether the terms of the transaction are fair to us.

The following is a summary of certain related party transactions. The related party transactions listed below were all approved by our Board of Directors.

Internalization and Repurchase of Common Stock

On November 11, 2019, we entered into the Merger Agreement providing for the Internalization, which was completed on February 7, 2020. In connection with the Internalization, 71 employees of BRE, including our entire senior management team, became our employees, providing continuity of management for the Company. Our previous asset and property management agreements were terminated in connection with the closing of the Internalization. In connection with the Internalization, we also repurchased all of the outstanding shares of our Common Stock held by BRE at $85.00 per share for approximately $20 million on December 27, 2019.

In connection with the completion of the Internalization, certain of our executive officers and directors and their affiliates received certain material benefits, including the following:

•

Amy Tait, our Chairman and a member of our Board of Directors, and certain immediate family members, received 191,694.1 shares of our Common Stock and 289,326.86 OP Units (collectively, with a value of approximately $40.89 million, based on the current determined share value of $85 per share or unit (the “Determined Share Value”) of such securities);

•

Trident BRE LLC (“Trident”) and certain affiliated entities with which Agha Khan, a member of our Board of Directors, is affiliated, received 492,392.47 shares of our Common Stock and 512,359.99 OP Units (collectively, with a value of approximately $85.40 million, based on the current Determined Share Value of such securities), and approximately $20,000 in cash (collectively, with the Common Stock and OP Units, a total value of approximately $85.42 million);

•

Christopher J. Czarnecki, our Chief Executive Officer, President, and Director, received 29,314.72 shares of Common Stock (with a value of approximately $2.49 million, based on the current Determined Share Value of the Common Stock), and approximately $2.52 million in cash, the majority of which was used to pay tax related obligations triggered in connection with the transaction (collectively, with the Common Stock, a total value of approximately $5.01 million);

•

Ryan M. Albano, our Executive Vice President and Chief Financial Officer, received 11,981.25 shares of Common Stock (with a value of approximately $1.02 million, based on the current Determined Share Value of the Common Stock) and approximately $1.98 million in cash, the majority of which was used to pay tax related obligations triggered in connection with the transaction (collectively, with the Common Stock, a total value of approximately $2.99 million);

22	2020 Proxy Statement

•

Sean T. Cutt, our Executive Vice President and Chief Investment Officer, received 17,984.42 shares of Common Stock (with a value of approximately $1.53 million, based on the current Determined Share Value of the Common Stock) and approximately $2.50 million in cash, the majority of which was used to pay tax related obligations triggered in connection with the transaction (collectively, with the Common Stock, a total value of approximately $4.03 million);

•

John D. Moragne, our Executive Vice President, Chief Operating Officer, and Secretary, received 9,508.03 shares of Common Stock (with a value of approximately $808,182, based on the current Determined Share Value of the Common Stock) and approximately $1.45 million in cash, the majority of which was used to pay tax related obligations triggered in connection with the transaction (collectively, with the Common Stock, a total value of approximately $2.2 million);

•

Timothy Dieffenbacher, our Senior Vice President, Chief Accounting Officer, and Treasurer, received 2,590.73 shares of Common Stock (with a value of approximately $220,212, based on the current Determined Share Value of the Common Stock) and approximately $359,371 in cash, the majority of which was used to pay tax related obligations triggered in connection with the transaction (collectively, with the Common Stock, a total value of approximately $579,803);

•

Kristen Duckles, our Senior Vice President and Chief Administrative Officer, received 3,523.37 shares of Common Stock (with a value of approximately $299,486, based on the current Determined Share Value of the Common Stock) and approximately $497,421 in cash, the majority of which was used to pay tax related obligations triggered in connection with the transaction (collectively, with the Common Stock, a total value of approximately $796,908);

•	John D. Callan, Jr., our Senior Vice President, General Counsel and Assistant Secretary, received approximately $270,221 in cash;
•

Roderick A. Pickney, our Senior Vice President – Acquisitions, received 6,483.04 shares of Common Stock (with a value of approximately $551,058, based on the current Determined Share Value of the Common Stock) and approximately $773,177 in cash, the majority of which was used to pay tax related obligations triggered in connection with the transaction (collectively, with the Common Stock, a total value of approximately $1.32 million);

•

Laurier James Lessard, Jr., our Senior Vice President – Asset Management, received 6,336.37 shares of Common Stock (with a value of approximately $538,591, based on the current Determined Share Value of the Common Stock) and approximately $947,547 in cash, the majority of which was used to pay tax related obligations triggered in connection with the transaction (collectively, with the Common Stock, a total value of approximately $1.49 million);

•

Kevin M. Fennell, our Senior Vice President – Capital Markets, received 1,150.16 shares of Common Stock (with a value of approximately $97,764, based on the current Determined Share Value of the Common Stock) and approximately $194,751 in cash, the majority of which was used to pay tax related obligations triggered in connection with the transaction (collectively, with the Common Stock, a total value of approximately $292,515);

•

Molly Kelly Wiegel, our Senior Vice President – Human Resources, received 2,106.76 shares of Common Stock (with a value of approximately $179,075, based on the current Determined Share Value of the Common Stock) and approximately $296,385 in cash, the majority of which was used to pay tax related obligations triggered in connection with the transaction (collectively, with the Common Stock, a total value of approximately $475,460);

•

Stephen S. Haupt, our Senior Vice President – Property Management, received 5,828.23 shares of Common Stock (with a value of approximately $495,400, based on the current Determined Share Value of the Common Stock) and approximately 875,540 in cash, the majority of which was used to pay tax related obligations triggered in connection with the transaction (collectively, with the Common Stock, a total value of approximately $1.37 million);

23	2020 Proxy Statement

•

In connection with the Internalization, we may be required to pay up to $75 million of additional “earnout” consideration (payable in four tranches of $10 million, $15 million, $25 million, and $25 million, and in the same form of consideration as the initial payments) if certain milestones related to either (a) the dollar volume-weighted average price of a share of Common Stock on the principal exchange or securities market (or over-the-counter market) on which shares of Common Stock are then traded, following the completion of an initial public offering of shares of Common Stock (an “IPO”), or (b) the Company’s adjusted funds from operations per share, prior to the completion of an IPO, are achieved during specified periods of time following the Closing. The number of shares of Common Stock and OP Units potentially issuable as “earnout” consideration will be determined by dividing the dollar value of any payment by $85.00;

•	We entered into employment agreements (the “Employment Agreements”) with Messrs. Czarnecki, Albano, Cutt, and Moragne, as more fully described below; and
•

We entered into a registration rights agreement (the “Registration Rights Agreement”), a tax protection agreement with the Founding Owners (as defined below) (the “Founding Owners’ Tax Protection Agreement”) and certain other arrangements, as more fully described below.

Principal Executive Offices

In connection with the Internalization, we assumed the lease agreement relating to our principal executive offices with Clinton Asset Holding Associates, L.P. (“CAHA”), an affiliated third party. Amy Tait, our Chairman and a member of our Board of Directors, indirectly owns an approximate 1.6% interest in CAHA. The lease is scheduled to expire on August 31, 2023, with two five-year renewal options. The annual gross rent for 2020 is approximately $547,324, with 2% annual increases thereafter.

Registration Rights Agreement

Upon closing of the Internalization, we entered into the Registration Rights Agreement, pursuant to which we agreed to use commercially reasonable efforts to prepare and file not later than 180 days following the completion of a public offering of our Common Stock a shelf registration statement relating to the redemption of OP Units and the offer and sale of registrable shares of Common Stock of the Company held by Amy Tait and certain affiliated members of her family (the “Founding Owners”) and Trident and its affiliates (the “Trident Owners”). We also agreed to provide two demand registration rights to the Trident Owners which are available only after completion of such an offering and to provide customary piggyback registration rights to both the Founding Owners and the Trident Owners in connection with public offerings by us after completion of a public offering. We have agreed to pay customary registration expenses and to provide customary indemnification in connection with the foregoing registration rights granted to the Founding Owners and the Trident Owners.

Tax Protection Agreement

Upon closing of the Internalization, we entered into the Founding Owners’ Tax Protection Agreement, pursuant to which the OP agreed to indemnify the Founding Owners against the applicable income tax liabilities resulting from: (1) the sale, exchange, transfer, conveyance, or other disposition of the assets of BRE that we acquired in the Internalization (“the Contributed Property”) in a taxable transaction prior to February 7, 2030; and (2) our failure to offer the Founding Owners the opportunity to guarantee specific types of the OP’s indebtedness in order to enable the Founding Owners to continue to defer the applicable income tax liabilities associated with the allocation of that indebtedness. Our maximum liability under the Founding Owners’ Tax Protection Agreement is capped at $10 million. The aggregate built-in gain on the Contributed Property that would be allocable to the Founding Owners is estimated to be approximately $128.6 million and does not include any of our real property assets.

Asset Management Agreement and Property Management Agreement

Upon closing of the Internalization, we terminated our asset management agreement and property management agreement. Pursuant to the terms of the asset management and property management agreements, we incurred expenses of approximately $44.7 million, $33.7 million, and $31.6 million during the years ended December 31, 2019, 2018, and 2017, respectively. Our former third-party asset manager and property manager are affiliated with BRE. Each of Ms. Tait, our Chairman and a member of our Board of Directors, Mr. Khan, a member of our Board of Directors, and Mr. Czarnecki, our Chief Executive Officer, President, and Director, was a member of the board of managers of BRE and owned an interest in BRE. In addition, each of Mr. Albano, our Executive Vice President and Chief Financial Officer, Mr. Cutt, our Executive Vice President and Chief Investment Officer, and Mr. Moragne, our Executive Vice President, Chief Operating Officer, and Secretary, also owned an interest in BRE.

24	2020 Proxy Statement

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require that, subject to certain conditions, we indemnify each director and officer to the fullest extent permitted by law against any and all liabilities and expenses to which they may become subject by reason of their service as a director, officer, employee, or agent of our Company, and that we advance to each director and officer all reasonable expenses incurred by each director or officer in defense of any claim or proceeding without any preliminary determination of the director’s or officer’s entitlement to indemnification; provided, that any amounts advanced will be refunded to us by the indemnified director or officer if it is ultimately determined that they did not meet the standard of conduct necessary for indemnification. The indemnification agreements also require that we maintain directors’ and officers’ liability insurance covering our directors and officers on terms at least as favorable as the policy coverage in place as of the date each indemnification agreement is entered into unless otherwise approved by a majority of our Board of Directors. Each indemnification agreement may only amended by the mutual written agreement of our Company and the director or officer party thereto.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers, or employees for which indemnification is sought.

Employment Agreements

On November 11, 2019, in connection with the execution of the Merger Agreement relating to the Internalization, Messrs. Czarnecki, Albano, Cutt and Moragne entered into Employment Agreements with the OP to serve in their respective positions, effective upon the closing of the Internalization. Effective February 7, 2020, the Company entered into an amended and restated Employment Agreement with each of these individuals solely for the purpose of adding Broadstone Employee Sub, LLC, the OP’s subsidiary, as a party to each of the original Employment Agreements. The amended and restated Employment Agreements supersede in their entirety the original Employment Agreements. Other than adding Broadstone Employee Sub, LLC, there are no differences between the original Employment Agreements and the amended and restated Employment Agreements. Each of the Employment Agreements provide the following:

•	a term expiring on February 7, 2024, unless terminated earlier as provided under its terms;
•

an annual base salary of $625,000, in the case of Mr. Czarnecki, and $375,000, in the case of Messrs. Albano, Cutt, and Moragne, subject to increase, but not decrease, during the employment term, unless the decrease is pursuant to across-the-board salary reductions affecting other senior level executives of the Company;

•

beginning in 2020, eligibility to receive a target annual bonus equal to 120% of the named executive officer’s base salary, in the case of Mr. Czarnecki, and 100%, in the case of Messrs. Albano, Cutt, and Moragne, with the actual bonus amount, if any, to be based on actual performance relative to the company-wide and individual performance criteria and targets established and administered by the Compensation Committee;

•	reimbursement for reasonable out-of-pocket business expenses incurred in performing their duties in accordance with the expense reimbursement policy of the Company in effect from time to time;
•	eligibility to participate in all benefit programs for which other senior executives of the Company are generally eligible;
•

beginning in 2020, entitlement to a long-term incentive award under the Company’s long-term equity compensation program with a target grant value of $2,000,000, in the case of Mr. Czarnecki, and $700,000, in the case of Messrs. Albano, Cutt, and Moragne, which is contemplated to consist of 40% time-vested awards and 60% performance-based awards;

•	payments upon certain terminations of employment; and

25	2020 Proxy Statement

•

restrictive covenants providing for non-competition, non-solicitation of employees, and noninterference with business relationships, in each case, during employment and for 12 months thereafter, mutual non-disparagement, and perpetual non-disclosure and non-use of confidential information.

Policies with Respect to Transactions with Related Persons

The Board of Directors intends to adopt a written statement of policy regarding transactions with related persons (the “related person policy”). Our related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to us any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. We will then promptly communicate that information to our Board of Directors. No related person transaction will be executed without the approval or ratification of our Board of Directors or a duly authorized committee of our Board of Directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee and Board of Directors has determined to engage Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2020. Deloitte & Touche LLP has acted as our independent registered public accounting firm for our three most recent fiscal years. Although ratification by stockholders of this selection is not required, the selection of Deloitte & Touche LLP as our independent registered public accounting firm will be presented to the stockholders for their ratification at the Annual Meeting. If the stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider its choice, taking into consideration the views of the stockholders, and may, but will not be required to, appoint a different independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Representatives of Deloitte & Touche LLP are not expected to be present at the Annual Meeting.  Accordingly, representatives of Deloitte & Touche LLP will not be making a presentation and will not be available to respond to stockholder questions.

Fees Paid to Deloitte & Touche LLP

The following table shows the amounts that were billed to us by Deloitte & Touche LLP during the last two fiscal years for “Audit Fees”, “Audit-Related Fees”, “Tax Fees” and “All Other Fees”, respectively:

Fee Type	Fiscal Year Ended December 31, 2019	Fiscal Year Ended December 31, 2018
Audit Fees	$1,016,500	$554,000
Audit-Related Fees	—	—
Tax Fees	617,847	519,363
All Other Fees	—	—
Total	$1,634,347	$1,073,363

Audit Fees. These amounts relate to the annual audit of our consolidated financial statements included in our Annual Report on Form 10-K, quarterly reviews of interim financial statements included in our Quarterly Reports on Form 10-Q, and additional services typically provided by the independent registered public accounting firm in connection with statutory or regulatory filings or engagements.

Audit-Related Fees. These amounts relate to assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported as “Audit Fees”, above. Deloitte & Touche LLP did not provide any services billed under this category for the last two fiscal years.

26	2020 Proxy Statement

Tax Fees. These amounts relate to professional services for tax compliance, advice and planning.

All Other Fees. These amounts relate to other products and services not considered to fall under the categories above. No additional services were provided by Deloitte & Touche LLP to us for the last two fiscal years.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy for the pre-approval of audit, non-audit and tax services that may be provided by our independent registered public accounting firm. Committee pre-approval is not required for audit, non-audit and tax services customarily included in the performance of independent audit engagements related to the review and issuance of annual financial statements and opinion letters, so long as the services to be performed are included in the applicable engagement letter. All audit and non-audit services performed by Deloitte & Touche LLP during the fiscal years ended December 31, 2019 and 2018, were pre-approved in accordance with this policy. These services have included audit services, tax services, and all other services. The Audit Committee did not pre-approve any other products or services that did not fall into these categories, and Deloitte & Touche LLP provided no other products or services during the past two fiscal years.

Our Board of Directors unanimously recommends you vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2020.

OTHER MATTERS

As of the date of this proxy statement, neither our management nor our Board of Directors knows of any matters to come before the Annual Meeting other than the matters presented herein. If, however, any other matters do properly come before the Annual Meeting or any postponement or adjournment thereof, it is the intention of the persons designated as proxies to vote in accordance with their discretion with respect to such matters insofar as such proxies are not limited to the contrary.

No person is authorized to give any information or to make any representation not contained in this proxy statement, and, if given or made, such information or representation should not be relied upon as having been authorized. The delivery of this proxy statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the proxy statement.

HOUSEHOLDING OF PROXY MATERIALS

We and some brokers “household” the Annual Report and proxy materials, delivering a single copy of each to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials, including the Annual Report, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker, if your shares are held in a brokerage account, or us, if you hold registered shares, at which time we will promptly deliver separate copies of the materials to each of the affected stockholders or discontinue the practice, according to your wishes. You can notify us by sending a written request to Broadstone Net Lease, Inc., Attn: Investor Relations, 800 Clinton Square, Rochester, New York 14604 or by telephone at 585-287-6500.

27	2020 Proxy Statement

PROPOSALS FOR NEXT ANNUAL MEETING

Under SEC regulations, any stockholder desiring to make a proposal to be acted upon at our 2021 annual meeting of stockholders must cause such proposal to be received at our principal executive offices located at 800 Clinton Square, Rochester, New York 14604, Attention: Secretary, no later than November 27, 2020 in order for the proposal to be considered for inclusion in our proxy statement for that meeting; provided, however, that in the event that the date of the 2021 annual meeting of stockholders is advanced or delayed by more than thirty days from the first anniversary of the date of the Annual Meeting, the deadline for the delivery of such stockholder proposal will be a reasonable time prior to the date we begin to print and send our proxy materials. Stockholders also must follow the procedures prescribed in Rule 14a-8 promulgated under the Exchange Act.

Pursuant to Section 12(a)(2) of our Bylaws, if a stockholder wishes to present a proposal at the 2021 annual meeting of stockholders, whether or not the proposal is intended to be included in the proxy statement for that meeting, the stockholder must give advance written notice thereof to our Secretary at our principal executive offices, no earlier than October 28, 2020 and no later than 5:00 p.m., Eastern Time, on November 27, 2020; provided, however, that in the event that the date of the 2021 annual meeting of stockholders is advanced or delayed by more than thirty days from the first anniversary of the date of the Annual Meeting, written notice of a stockholder proposal must be delivered not earlier than the 150th day prior to the date of the 2021 annual meeting of stockholders and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of the 2021 annual meeting of stockholders or the tenth day following the day on which public announcement of the date of the 2021 annual meeting of stockholders is first made. Any stockholder proposals not received by us by the applicable date in the previous sentence will be considered untimely. Rule 14a-4(c) promulgated under the Exchange Act permits our management to exercise discretionary voting authority under proxies it solicits with respect to such untimely proposals.

ANNUAL REPORT

A copy of the 2019 Annual Report of the Company on Form 10-K, which contains all of the financial information (including the Company’s audited financial statements and financial statement schedules) and certain general information regarding the Company, may be obtained without charge from our website at http://investors.bnl.broadstone.com, or by calling our Investor Relations team at 585-287-6500.

28	2020 Proxy Statement

Broadstone Net Lease, Inc. P.O. Box 8035, Cary, NC 27512-9916 Your Vote Is Important! INTERNET Go To: www.proxypush.com/BNL Cast your vote online. Have your Proxy Card ready. Follow the simple instructions to record your vote. PHONE Call 1-866-390-5372 Use any touch-tone telephone. Have your Proxy Card ready. Follow the simple recorded instructions. MAIL Mark, sign and date your Proxy Card. Fold and return your Proxy Card in the postage- paid envelope provided with the address below showing through the window. PROXY TABULATOR PO BOX 8035 CARY, NC 27512-9916 Please fold here—Do not separate BROADSTONE NET LEASE, INC.ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 7, 2020 The undersigned stockholder of Broadstone Net Lease, Inc. (the “Company”) hereby appoints as proxy John Moragne and Christopher J. Czarnecki, each acting alone, with the power to appoint his substitute, and hereby authorizes each such proxy to represent and to vote as designated below all shares of Common Stock of the Company held by the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 7, 2020, or any adjournment thereof (if no vote is specified, the proxy holders will vote in favor of the nominees for election to the Board of  Directors and ratification of the appointment of our independent accounting firm).Each proxy holder is hereby authorized to vote in the discretion of such proxy holder upon such other business as may legally come before the meeting or any adjournment thereof. Shares represented by this proxy will be voted by the proxy holders. If no such directions are indicated, the proxy holders will have authority to vote FOR all nominees and FOR Proposal 2.STOCKHOLDERS ARE ELIGIBLE TO ATTEND THE VIRTUAL MEETING BY REGISTERING FOR THE MEETING AT WWW.PROXYPUSH.COM/BNL **NO LATER THAN THURSDAY APRIL 30TH AT 5:00 PM EDT Scan code for mobile voting PLEASE BE SURE TO MARK, SIGN AND DATE THIS CARD ON THE REVERSE SIDE

BROADSTONE NET LEASE, INC.2020 ANNUAL MEETING OF STOCKHOLDERS THURSDAY, MAY 7, 2020 4:30 PM EDT STOCKHOLDERS ARE ELIGIBLE TO ATTEND THE VIRTUAL MEETING BY REGISTERING FOR THE MEETING AT WWW.PROXYPUSH.COM/BNL *REGISTER NO LATER THAN THURSDAY APRIL 30TH AT 5:00 PM EDT Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting of Stockholders, Proxy Statement, Form of Proxy and Annual Report are available at www.proxypush.com/BNL IF THE PROXY IS SIGNED, SUBMITTED, AND NO SPECIFICATION IS MADE, THE PROXY SHALL BE VOTED FOR THE PROPOSALS. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK. Example: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES AND “FOR” PROPOSAL 2: 1. Election of Directors: FOR AGAINST WITHHOLD (01) Amy L. Tait (02) Christopher J. Czarnecki (03) Laurie A. Hawkes—Lead Independent Director (04) David M. Jacobstein (05) Agha S. Khan (06) Shekar Narasimhan (07) Geoffrey H. Rosenberger  (08) Dr. James H. Watters 2. Ratification of Deloitte & Touche LLP as our independent accounting firm for our fiscal year ending December 31, 2020. FOR AGAINST  ABSTAIN Please sign exactly as your name appears on this Proxy. When signing in a fiduciary capacity, such as executor, administrator, trustee, attorney, guardian, etc., please so indicate. Corporate or partnership proxies should be signed by an authorized person indicating the person’s title. Signature and Title, if applicable Additional Signature (if held jointly) Date